Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Corporation Completes $300 Million 6.875% 10-Year Unsecured Senior Note Offering

NEW HYDE PARK, NY September 24, 2009 -- Kimco Realty Corporation (NYSE: KIM) today announced the closing of its public offering of $300 million 10-year unsecured senior notes due 2019 at a coupon of 6.875 percent per annum.

The notes, which were priced at 99.84 percent to yield 6.897 percent, will mature October 1, 2019.  The net proceeds of approximately $297.3 million will be used to repay $220.0 million of existing unsecured term loans which were scheduled to mature in April 2011. The company will use the remaining proceeds for general corporate purposes which includes the repayment of other indebtedness such as construction loans coming due in 2010. As a result of these transactions, the company’s debt maturity profile is enhanced without increasing the company’s total indebtedness.

J.P. Morgan, Morgan Stanley, and Wells Fargo Securities served as the joint book-running managers for this offering. Barclays Capital, RBC Capital Markets, RBS, and Scotia Capital served as the co-managers.

The offering was made solely by means of a prospectus.  Copies of the prospectus supplement and the base prospectus relating to these securities were filed with the Securities and Exchange Commission on September 18, 2009 and are available at the SEC web site at www.sec.gov.  Copies of the prospectus supplement and the base prospectus may also be obtained by contacting J.P. Morgan Securities Inc. at 212-834-4533, Morgan Stanley & Co. Incorporated at 1-866-718-1649 or Wells Fargo Securities, LLC at 1-800-326-5897.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers.  As of June 30, 2009, the company owned interests in 1,466 retail properties comprising 154 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2008 and the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the prospectus supplement and the accompanying prospectus for this offering and in the company's Annual Report on Form 10-K for the year ended December 31, 2008 and the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, in each case as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

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CONTACT:   Barbara M. Pooley, senior vice president, finance and investor relations, 1-866-831-4297